Exhibit 5.1

(614) 464-6400

May 9, 2005

Board of Directors
The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

Re:       1992 Long Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to The Scotts Miracle-Gro Company, an Ohio corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 2 (“Post-Effective Amendment No.2”) to Registration Statement on Form S-8 (Registration No. 033-60056) (the “Registration Statement”), which Post-Effective Amendment No. 2 was filed by the Company with the Securities and Exchange Commission on the date hereof pursuant to Rule 414 promulgated under the provisions of the Securities Act of 1933, as amended (the “Act”), with respect to the Company’s adoption of The Scotts Miracle-Gro Company 1992 Long Term Incentive Plan (formerly known as The Scotts Company 1992 Long Term Incentive Plan), as amended (the “Plan”), in the Company’s capacity as the successor issuer to The Scotts Company, an Ohio corporation (“Scotts”).

     In connection with rendering this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) Post-Effective Amendment No. 2; (b) the Registration Statement; (c) the Agreement and Plan of Merger, dated as of December 13, 2004, by and among Scotts, The Scotts Company LLC (“Scotts LLC”) and the Company; (d) the Plan; (e) the Company’s Articles of Incorporation, as amended (the “Articles”); (f) the Company’s Code of Regulations (the “Regulations”); (g) certain corporate records of each of the Company and Scotts, including resolutions adopted by the directors and by the shareholders of each of the Company and Scotts; and (h) certain limited liability records of Scotts LLC, including resolutions adopted by the manager of Scotts LLC. We have also relied upon such representations of the Company, Scotts and Scotts LLC and officers of the Company, Scotts and Scotts LLC and examined such authorities of law as we have deemed relevant as a basis for this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us.

Board of Directors
May 9, 2005

     We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

     As used herein, the phrase “validly issued” means that particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code and the Company’s Articles and Regulations.

     Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the common shares, without par value, of the Company (the “Common Shares”) available for issuance under the Plan, when issued, delivered and paid for in accordance with the terms and conditions of the Plan and the applicable award agreements with participants in the Plan, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.

     We are members of the Bar of the State of Ohio and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the United States of America.

     This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

     This opinion is furnished by us solely for the benefit of the Company in connection with the offering of Common Shares pursuant to the Plan and the filing of Post-Effective Amendment No. 2 and any further amendments to the Registration Statement. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

     Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 2 and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated under the Act.

Very truly yours,
/s/ VORYS, SATER, SEYMOUR AND PEASE LLP